June 2007	Amendment No. 1 to Preliminary Terms No. 305 Registration Statement No. 333-131266 Dated June 1, 2007 Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
RevConsSM
Two RevConsSM Each Based on a Different Common Stock Due December 22, 2007
Reverse Convertible Securities
RevCons offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon in return for the risk that the RevCons will redeem for shares of the underlying stock of a specific underlying company at maturity if the closing price of the underlying stock trades at or below the trigger price on any trading day up to and including the determination date. The value of these shares will be less than the value of the investor’s initial investment and may be zero, and the investor has no opportunity to participate in any upside. Alternatively, if the underlying stock never trades at or below the trigger price, the RevCons will return the stated principal amount at maturity. The coupon is paid regardless of the performance of the underlying stock. RevCons are not principal protected. These preliminary terms offer two separate RevCons, each relating to the common stock of a different underlying company.
SUMMARY TERMS FOR ALL REVCONS
Issuer:	Morgan Stanley
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons
Maturity date:	December 22, 2007
Payment at maturity:

Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day up to and including the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Trigger price:	The trigger price specified for each RevCons is equal to the product of the trigger level times the initial share price.
Determination date:	December 19, 2007 (three trading days before the maturity date), subject to postponement in the event of certain market disruption events.
Coupon:	Payable monthly at the specified interest rate beginning July 22, 2007.
Pricing date:	June 15, 2007
Original issue date:	June 22, 2007
Listing:	The RevCons will not be listed on any securities exchange.
SPECIFIC TERMS FOR EACH REVCONS
Underlying stock	Initial share price	Interest rate	Trigger price	Trigger level	Exchange ratio	CUSIP	Aggregate principal amount
eBay Inc. (“EBAY”)		$10.70%		$80%		61747YBY0	$
Sunoco, Inc. (“SUN”)		$10.50%		$80%		61747YCA1	$
	The initial share price will be the closing price of the underlying stock on the pricing date.
Agent:	Morgan Stanley & Co. Incorporated
	Per EBAY RevCon	Total	Per SUN RevCon	Total
Price to public	$1,000		$$1,000	$
Agent’s commissions(1)(2)	$	$	$	$
Proceeds to company	$	$	$	$
(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for reverse convertible securities (“RevCons”).
(2)	The agent may allow a concession not in excess of $ per RevCons to certain dealers, who may in turn allow a concession to other brokers or dealers not in excess of $ per RevCons.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Prospectus Supplement for RevCons dated March 2, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

An Offering of Two RevCons Each Due December 22, 2007

Investment Overview

RevConsSM
Reverse Convertible Securities
RevCons pay a periodic, above-market, fixed rate coupon. At maturity, the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price on any day over the term of the RevCons, a number of shares of underlying stock worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares. RevCons are not principal protected and offer no potential for appreciation. The value of any underlying stock delivered at maturity per RevCons, and accordingly its cash value, will be less than the stated principal amount of the RevCons, and may be zero.

Underlying Stock Overview

eBay Inc.

eBay Inc. provides online marketplaces for the sale of goods and services, online payments services and online communication offerings to individuals and businesses. Its SEC file number is 000-24821.

Information as of market close on May 31, 2007

Ticker:	EBAY	52 Weeks ago:	$32.81
Current Stock Price:	$32.56	52 Week High (on 4/16/07):	$35.41
Current Dividend Yield:	0.00%	52 Week Low (on 8/3/06):	$22.83
Sunoco, Inc.
Sunoco, Inc. is a petroleum refiner and marketer and chemicals manufacturer with interests in logistics and cokemaking. Its SEC file number is 001-6841. Information as of market close on May 31, 2007
Ticker:	SUN	52 Weeks ago:	$68.59
Current Stock Price:	$79.71	52 Week High (on 8/9/06):	$80.45
Current Dividend Yield:	1.38%	52 Week Low (on 1/10/07):	$56.68

Each underlying stock is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the issuer of each underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number detailed above through the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, information regarding the issuer of each underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see “Information about the Underlying Stock” in these preliminary terms. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding any issuer of underlying stock is accurate or complete.

June 2007	Page 2

An Offering of Two RevCons Each Due December 22, 2007

Key Investment Rationale

The RevCons offer an income oriented strategy linked to the relevant underlying stock.

■	A coupon which is higher than the current dividend yield on the underlying stock.

■	No potential to participate in any appreciation in the underlying stock.

■	RevCons are not principal protected.

Key Benefits

The RevCons pay an above market coupon in exchange for downside exposure to the underlying stock, with only contingent protection against declines in the underlying stock. If the closing price of the underlying stock declines to, or below, the trigger price on any trading day from, and including, the pricing date to, and including, the determination date, you will then be subject to full downside exposure to the underlying stock.

Enhanced Yield
■	A monthly coupon, the rate per annum of which is higher than the current dividend yield on the underlying stock.

■	The coupon will be paid regardless of the performance of the underlying stock.

Best Case Scenario
■	If the closing price of the underlying stock never declines to or below the trigger price, the RevCons will redeem, at maturity, for the stated principal amount, resulting in a total return equal to the coupon. You will not participate in any appreciation in the underlying stock, even if the underlying stock is above the initial share price on the determination date.

Worst Case Scenario
■	If the closing price of the underlying stock declines to or below the trigger price on any day during the term of the RevCons and, on the determination date, is at a level below its initial share price, the RevCons will redeem for an amount of underlying stock worth substantially less than the stated principal amount and which may be zero. In this worst case scenario, the RevCons will have outperformed the underlying stock by the coupon.

Summary of Selected Key Risks (see page 8)

■	No guaranteed return of principal.

■	The RevCons will not provide investors with any appreciation in the underlying stock.

■	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	If the RevCons are accelerated, you may receive an amount worth substantially less than the stated principal amount of the RevCons.

■	The issuer of an underlying stock is not involved in the offering for the RevCons in anyway. Neither the issuer nor the underwriter has made any due diligence inquiry in connection with the offerings.

■	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect an underlying stock.

■	Credit risk to Morgan Stanley whose credit rating is currently Aa3/A+.

■	The U.S. federal income tax consequences of an investment in the RevCons are uncertain.

June 2007	Page 3

An Offering of Two RevCons Each Due December 22, 2007

Fact Sheet

These preliminary terms offer two separate RevCons, each relating to the common stock of a different underlying company (“underlying stock”). Each RevCons provides exposure to a single underlying stock. You may choose to invest in only one of the RevCons described below or in more than one.

The RevCons offered are all senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by the preliminary terms for each RevCons set forth below. At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock for the particular RevCons on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price on any day over the term of the RevCons, a number of shares of underlying stock worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares. The RevCons do not guarantee any return of principal at maturity. The RevCons are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

“RevCons” is a service mark of Morgan Stanley.

Expected Key Dates Applicable to All RevCons
Pricing date:	Original issue date (settlement date):	Maturity date:
June 15, 2007	June 22, 2007 (five business days after the pricing date)	December 22, 2007
Key Terms Applicable for All RevCons
Issuer:	Morgan Stanley
Issue price:	$1,000 per RevCons
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof.
Payment at maturity:

Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day up to, and including, the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Exchange factor:

Initially equal to 1.0, but will be adjusted to reflect certain corporate events affecting the underlying stock. The closing price of the underlying stock and the exchange ratio will be adjusted by the exchange factor.

Determination date:	December 19, 2007 (three trading days before the maturity date), subject to postponement in the event of certain market disruption events.
Coupon:	Payable monthly at the specified interest rate beginning July 22, 2007.
Trigger price:	The trigger price specified for each RevCons is equal to the product of the trigger level times the initial share price.
Trigger event:	Closing price trigger event
Postponement of maturity date:

If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the determination date.

Specific Terms for Each RevCons
Underlying stock	Initial share price	Interest rate	Trigger price	Trigger level	Exchange ratio	CUSIP	Aggregate principal amount
eBay Inc. (“EBAY”)		$10.70%		$80%		61747YBY0	$
Sunoco, Inc. (“SUN”)		$10.50%		$80%		61747YCA1	$
The initial share price will be the closing price of the underlying stock on the pricing date.
Risk factors:	Please see “Risk Factors” on page 8.

General Information
Listing:	The RevCons will not be listed on any securities exchange.

June 2007	Page 4

An Offering of Two RevCons Each Due December 22, 2007

Tax considerations:

The U.S. federal income tax consequences of an investment in the RevCons are uncertain. There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes. Pursuant to the terms of the RevCons and subject to the discussion in the accompanying prospectus supplement for RevCons under “United States Federal Taxation,” you agree with the issuer to treat a RevCons as a unit consisting of (i) a put right written by you to the issuer, that if exercised, requires you to pay the issuer an amount equal to the deposit (as described below) in exchange for shares of the respective underlying company (and cash in lieu of fractional shares), or at the issuer’s option, the cash value of such shares of the respective underlying company and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the put right. Assuming the characterization of the RevCons as set forth above is respected, a portion of the coupon on the RevCons will be treated as the yield on the deposit, and the remainder will be attributable to the put premium, as described in the section of the accompanying prospectus supplement for RevCons called “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the RevCons – RevCons with a Term of More Than One Year.” The yield on the deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for RevCons.

Please read the discussion under “Risk Factors – Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons concerning the U.S. federal income tax consequences of investing in the RevCons.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the RevCons, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)

Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Use of proceeds and hedging:

The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the RevCons by taking positions in the underlying stock, in options contracts on the underlying stock listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying stock, and, accordingly, potentially increase the initial share price and the trigger price of the RevCons, and, therefore, the price at which the underlying stock must close over the term of the RevCons, and on the determination date, before you would receive for each RevCons at maturity an amount of cash or common stock worth as much as the stated principal amount the RevCons. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for RevCons.

ERISA:	See “ERISA” in the prospectus supplement for RevCons.

Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225 7000).

This offering summary represents a summary of the terms and conditions of the RevCons. We encourage you to read the accompanying prospectus supplement for RevCons and prospectus related to this offering.

June 2007	Page 5

An Offering of Two RevCons Each Due December 22, 2007

How RevCons Work

The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1

The closing price of the underlying stock never falls to or below the trigger price during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity. You will not participate in any appreciation of the underlying stock, even if the underlying stock is above its initial share price on the determination date.

Payment Scenario 2

The closing price of the underlying stock falls to or below the trigger price during the term of the RevCons and the closing price is at a level below the initial share price on the determination date, in which case, at maturity, RevCons redeem for underlying stock (or, at our option, the cash value of the underlying stock) worth substantially less than the stated principal amount of the RevCons based on the closing price of underlying stock on the determination date. You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons for a range of hypothetical closing prices for a hypothetical underlying stock on a hypothetical determination date, depending on whether the closing price of the underlying stock on the determination date is less than the initial share price and whether, during the term of the RevCons, the closing price of the underlying stock has or has not decreased to or below the hypothetical trigger price.

The hypothetical examples are based on the following hypothetical values:

■	Stated principal amount (per RevCons):	$1,000
■	Initial share price:	$100 (the closing price of one share of the hypothetical underlying stock on the pricing date)
■	Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the initial share price)
■	Trigger price:	$75 (75% of the initial share price)
■	Coupon per annum:	9%

TABLE 1: At maturity, unless the closing price of the hypothetical underlying stock on the determination date is less than the initial share price and the closing price of the hypothetical underlying stock has decreased to or below the trigger price on any trading day from and including the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash. This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a one-year term) on a $1,000 investment in the RevCons on the basis that the closing price of the hypothetical underlying stock has not decreased to or below the hypothetical trigger price of $75.

Hypothetical underlying stock	Value of cash delivery		Value of total
closing price on determination	amount at maturity per	Total monthly coupon	payment per
date	RevCons	payments per RevCons	RevCons
$76.00	$1,000	$90	$1,090
$80.00	$1,000	$90	$1,090
$90.00	$1,000	$90	$1,090
$100.00	$1,000	$90	$1,090
$120.00	$1,000	$90	$1,090
$140.00	$1,000	$90	$1,090
$160.00	$1,000	$90	$1,090

June 2007	Page 6

An Offering of Two RevCons Each Due December 22, 2007

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a one-year term) on a $1,000 investment in the RevCons if the closing price of the hypothetical underlying stock has decreased to or below the hypothetical trigger price of $75 on any trading day from and including the pricing date to and including the determination date. In each of these examples, where the closing price of the hypothetical underlying stock on the determination date is less than the initial share price, the payment at maturity would be made by delivery of shares of the hypothetical underlying stock, or at our option, the cash value of the hypothetical underlying stock as of the determination date. In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

	Value of shares of
Hypothetical underlying stock	hypothetical underlying
closing price on determination	stock or cash delivered at	Total monthly coupon	Value of total payment
date	maturity per RevCons	payments per RevCons	per RevCons
$0.00	$0	$90	$90
$25.00	$250	$90	$340
$50.00	$500	$90	$590
$75.00	$750	$90	$840
$91.00	$910	$90	$1,000
$100.00	$1,000	$90	$1,090
$125.00	$1,000	$90	$1,090
$150.00	$1,000	$90	$1,090

Because the closing price of the underlying stock may be subject to significant fluctuation over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying stock falls to or below the specified trigger price from and including the pricing date to and including the determination date and (b) the closing price of the underlying stock on the determination date.

June 2007	Page 7

An Offering of Two RevCons Each Due December 22, 2007

Risk Factors

Each of the RevCons offered by these preliminary terms are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the particular RevCons. Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the RevCons and the suitability of such RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons. For a complete list of risk factors, please see the accompanying prospectus supplement for RevCons and the accompanying prospectus.

Structure Specific Risk Factors

■	No guaranteed return of principal. The payment to investors at maturity will either be (i) cash equal to the stated principal amount of each RevCons or (ii) if the closing price of the relevant underlying stock on the determination date is less than its initial share price and the closing price of the relevant underlying stock has decreased to or below the specified trigger price over the term of the RevCons, a number of shares of the relevant underlying stock, or, at our option, the cash value of the shares as of the determination date. If investors receive shares of the relevant underlying stock at maturity in exchange for each RevCons, or the cash value of those shares, the value of those shares or the cash will be less than the stated principal amount of each RevCons and could be zero.

■	Investors will not participate in any appreciation in the value of the underlying stock. Investors in a particular RevCons will not participate in any appreciation in the price of the underlying stock for that RevCons, and the return on the RevCons will be limited to the interest payable on the RevCons.

■	Market price influenced by many unpredictable factors. Several factors will influence the value of the RevCons in the secondary market. Although the issuer expects that generally the closing price of the relevant underlying stock for the particular RevCons on any day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of the relevant underlying stock has decreased to or below the specified trigger price on any trading day, the volatility and dividend rate on the relevant underlying stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, the issuer’s creditworthiness and the occurrence of certain events affecting the relevant underlying stock that may or may not require an adjustment to the exchange ratio.

■	Market price influenced by inclusion of commissions and projected profit from hedging activities. The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the RevCons, as well as the projected profit included in the cost of hedging the issuer’s obligations under the RevCons.

■	Maturity date of the RevCons may be accelerated. The maturity of each specific RevCons will be accelerated if (i) the closing price of the underlying stock for that RevCons (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00 or (ii) there is an event of default with respect to the RevCons. The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons.

■	No shareholder rights. Investing in the RevCons is not equivalent to investing in the underlying stock for that RevCons. Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock for that RevCons.

■	The RevCons may become exchangeable into the common stock of a company other than the underlying stock for that RevCons. Following certain corporate events relating to an underlying stock, you may receive at maturity the common stock of a successor corporation to the relevant underlying stock. The occurrence of such

June 2007	Page 8

An Offering of Two RevCons Each Due December 22, 2007

corporate events and the consequent adjustments may materially and adversely affect the market price of the RevCons.

■	Antidilution adjustments. Although the calculation agent will adjust the amount payable at maturity of a RevCons for certain corporate events affecting the underlying stock for that RevCons, there may be other corporate events (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments. If an event occurs that does not require the calculation agent to adjust the amount of underlying stock for that RevCons payable at maturity, the market price of the RevCons may be materially and adversely affected.

■	The U.S. federal income tax consequences of an investment in the RevCons are uncertain. There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes. Please read the discussion under “Fact Sheet – General Information – Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the RevCons. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the RevCons, the timing and character of income on the RevCons might differ from the tax treatment described in the Tax Disclosure Sections. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the prospectus supplement for RevCons.

Other Risk Factors

■	The RevCons offered by these preliminary terms are distinct RevCons and do not offer diversified exposure to all of the underlying stocks. These preliminary terms offer two separate RevCons. Each RevCons carries exposure to the underlying stock for that RevCons. Purchasing any particular RevCons will not give you diversified exposure to any other, or all of the underlying stocks or any rights in respect of the other RevCons offered by these preliminary terms.

■	Secondary trading may be limited. The RevCons will not be listed and there may be little or no secondary market for the RevCons. You should be willing to hold your RevCons to maturity.

■	No affiliation with any issuer of an underlying stock. None of the issuers of the underlying stock is an affiliate of the issuer, is involved with this offering in any way, or has any obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons. The issuer has not made any due diligence inquiry with respect to any issuer of underlying stock in connection with this offering.

■	Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the RevCons. The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of the issuer that will carry out hedging activities related to the RevCons or that trade the underlying stocks on a regular basis are potentially adverse to your interests as an investor in the RevCons. The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the RevCons could adversely affect the price of the underlying stocks on the pricing date and at maturity and, as a result, could decrease the amount you may receive on the RevCons at maturity. Any of these hedging or trading activities on or prior to the pricing date in respect of a particular RevCons could potentially affect the price of the underlying stock for that RevCons and, accordingly, potentially increase the relevant initial share price used to calculate the relevant trigger price and, therefore, potentially have raised the relevant trigger price relative to the price of the underlying stock absent such hedging or trading activity. Additionally, such hedging or trading activities during the term of a particular RevCons could potentially affect whether the closing price of the relevant underlying stock decreases to or below the relevant trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or shares of the relevant underlying stock (or the cash value thereof) at maturity. Furthermore, if the closing price of an underlying stock has decreased to or below the relevant trigger price such that you will receive shares of that

June 2007	Page 9

An Offering of Two RevCons Each Due December 22, 2007

underlying stock at maturity, or at our option, the cash value of those shares, the issuer’s trading activities prior to or at maturity could adversely affect the value of those shares of the underlying stock.

■	Morgan Stanley may engage in business with or involving any issuer of underlying stock without regard to your interests. The issuer or its affiliates may presently or from time to time engage in business with an issuer of an underlying stock without regard to your interests, and thus may acquire non-public information about an issuer of an underlying stock. Neither the issuer nor any of its affiliates undertakes to disclose any such information to you. In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to an issuer of an underlying stock, which may or may not recommend that investors buy or hold the particular underlying stock.

For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-8 of the prospectus supplement for RevCons. The issuer also urges you to consult your investment, legal, tax, accounting and other advisers before you invest in the RevCons.

June 2007	Page 10

An Offering of Two RevCons Each Due December 22, 2007

Information about the Underlying Stocks

Each underlying stock is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the issuer of each underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number detailed below through the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, information regarding the issuer of each underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for RevCons.

These preliminary terms relate only to the RevCons offered hereby and do not relate to any underlying stock or other securities of any issuer of underlying stock. The issuer has derived all disclosures contained in these preliminary terms regarding each issuer of underlying stock from the publicly available documents described in the preceding paragraph. In connection with the offering of the RevCons, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to any issuer of underlying stock. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding any issuer of underlying stock is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of any underlying stock.

eBay Inc.

eBay Inc. provides online marketplaces for the sale of goods and services, online payments services and online communication offerings to individuals and businesses. Its SEC file number is 000-24821.

Sunoco, Inc.

Sunoco, Inc. is a petroleum refiner and marketer and chemicals manufacturer with interests in logistics and cokemaking. Its SEC file number is 001-6841.

June 2007	Page 11

An Offering of Two RevCons Each Due December 22, 2007

Historical Information

Historical Information. The following tables set forth the published high and low closing prices for each underlying stock for 2004, 2005, 2006 and 2007 through May 31, 2007. The associated graphs show the closing price for the underlying stock for each day over the 6 month period from November 30, 2006 to May 31, 2007. The issuer obtained the prices and other information below from Bloomberg Financial Markets, without independent verification. You should not take the historical prices of the underlying stock as an indication of future performance.

eBay Inc. (CUSIP 278642103)	High	Low	Dividend
2004
First Quarter	35.0450	31.5000	-
Second Quarter	46.4050	36.1250	-
Third Quarter	47.2050	36.4850	-
Fourth Quarter	58.8850	45.6800	-
2005
First Quarter	57.0550	35.0100	-
Second Quarter	39.1200	31.1400	-
Third Quarter	44.7500	32.8800	-
Fourth Quarter	46.7500	37.8400	-
2006
First Quarter	46.7700	37.1500	-
Second Quarter	40.3500	28.2500	-
Third Quarter	29.2000	22.9900	-
Fourth Quarter	33.9200	27.4700	-
2007
First Quarter	33.9900	28.6200	-
Second Quarter (through May 31, 2007)	35.2000	32.4100	-

Historical prices with respect to EBAY Stock have been adjusted for a two-for-one stock split that was effected on February 16, 2005. We make no representation as to the amount of dividends, if any, that eBay Inc. may pay in the future. In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of eBay Inc.

eBay Inc. Stock
Closing Prices
November 30, 2006 to May 31, 2007

June 2007	Page 12

An Offering of Two RevCons Each Due December 22, 2007

Sunoco, Inc. (CUSIP 86764P109)	High	Low	Dividend
2004
First Quarter	31.5900	25.3950	0.1375
Second Quarter	32.6150	29.2600	0.1375
Third Quarter	36.9900	29.4950	0.15
Fourth Quarter	42.1950	35.5600	0.15
2005
First Quarter	52.6250	38.3250	0.15
Second Quarter	58.4050	47.2050	0.2
Third Quarter	79.6500	58.9100	0.2
Fourth Quarter	83.8200	65.9700	0.2
2006
First Quarter	96.2100	72.3800	0.2
Second Quarter	87.1400	60.6000	0.25
Third Quarter	79.2300	58.6400	0.25
Fourth Quarter	68.9800	58.8300	0.25
2007
First Quarter	71.1600	57.1200	0.25
Second Quarter (through May 31, 2007)	79.7100	71.0600	0.275

Historical prices with respect to SUN Stock have been adjusted for a two-for-one stock split that was effected on August 1, 2005. We make no representation as to the amount of dividends, if any, that Sunoco, Inc. may pay in the future. In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of Sunoco, Inc.

Sunoco, Inc. Stock
Closing Prices
November 30, 2006 to May 31, 2007

June 2007	Page 13